CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated November 23, 2009, accompanying the financial statements of Insured Income Trust, Series 154 (included in Van Kampen Unit Trusts, Taxable Income Series 117) as of July 31, 2009, and for the period from August 21, 2007 (date of deposit) through July 31, 2008 and for the year ended July 31, 2009 and the financial highlights for the period from August 21, 2007 (date of deposit) through July 31, 2008 and for the year ended July 31, 2009, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-141841) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
November 23, 2009